EXHIBIT 99.1
------------

FOR IMMEDIATE RELEASE

Contacts:   Lauralee E. Martin
            Chief Operating and Financial Officer
            +1.312.228.2073

            Brian P. Hake
            Treasurer
            +1.312.228.2522




              JONES LANG LASALLE DECLARES SEMI-ANNUAL DIVIDEND


CHICAGO, APRIL 19, 2006 - Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today announced that its Board of Directors has declared a semi-annual cash dividend of $0.25 per share of its Common Stock. The dividend payment will be paid on Thursday, June 15, 2006, to holders of record at the close of business on Monday, May 15, 2006.

A dividend-equivalent in the same amount will also be paid simultaneously on outstanding but unvested shares of restricted stock units granted under the Company's Stock Award and Incentive Plan.


ABOUT JONES LANG LASALLE

Jones Lang LaSalle, the only real estate money management and services firm named to Forbes magazine's Platinum 400, has more than 100 offices worldwide and operates in more than 430 cities in 50 countries. With 2005 revenues of approximately $1.4 billion, the company provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of 923 million square feet worldwide. In 2005, the firm completed capital markets sales and acquisitions, debt financings, and equity placements on assets and portfolios valued at $43 billion. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $30 billion of assets under management. For further information, please visit www.joneslanglasalle.com.


FORWARD LOOKING STATEMENTS

Statements in this press release regarding the payments of dividends are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that future dividends will be declared since the actual declaration of future dividends, and the establishment of record and payment dates, remains subject to final determination by the Company's Board of Directors. The forward-looking statement in this press release involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.